Conference Call to Discuss First Quarter 2019 Results
April 26, 2019, 9:00 AM ET

Operator:
Good morning everyone—welcome to ProAssurance’s conference call to discuss the company’s results for the first quarter of 2019.
These results were reported in a news release issued on April 25, 2019. Included in that release were cautionary statements about the significant risks, uncertainties and other factors that are out of the company’s control and could affect ProAssurance’s business and alter expected results. Please review those statements.
Management expects to make statements on this call dealing with projections, estimates and expectations, and explicitly identifies these as Forward Looking Statements, within the meaning of the US federal securities laws and subject to applicable Safe Harbor protections.
The content of this call is accurate only on April 26, 2019, and except as required by law or regulation, ProAssurance will not undertake, and expressly disclaims, any obligation to update or alter information disclosed as part of these Forward Looking Statements.
The management team of ProAssurance also expects to reference Non-GAAP items during today’s call. The company’s recent news release provides a reconciliation of these non-GAAP numbers to their GAAP counterparts.
Now as I turn the call over to Mr. Frank O’Neil, I would like to remind you that the call is being recorded, and there will be a time for questions after the conclusion of prepared remarks. Mr. O’Neil, please go ahead.
Frank B. O’Neil, Senior Vice President
Thank you. On our call today are Chairman and CEO, Stan Starnes, President and Chief Operating Officer, Ned Rand, and Chief Financial Officer, Dana Hendricks. Howard Friedman and Mike Boguski, the presidents of our Healthcare Professional Liability and Workers’ Compensation Insurance operations, are also on the call. Stan, will you please start us off?
W. Stancil Starnes, Chairman & Chief Executive Officer:
Thank you, Frank. Over the past year and a half, we have emphasized at every opportunity our concern about loss trends in healthcare professional liability. Quarters like this one serve to underline the point – the environment is changing. Whether a company thrives on the opportunities afforded by such an environment, or is swept away by the tide, will be determined by its preparation. As I said in our earnings release, we will always take the actions needed to ensure the strength of our balance sheet, no matter the short-term impact.
To be frank, that means continuing to do as we always have – reserve cautiously, underwrite responsibly, and price logically. These fundamentals are what enable us to continue to grow while others flounder.
I would like to remind everyone that the inherent cycles of the insurance markets in which we operate are long and challenging, but appropriately profitable for those companies with the strength to see them through.
Now, I’d like to turn the call over to Ned so he can lead us into the results of the quarter. Ned...
Edward L. Rand, Jr. President & Chief Operating Officer:
Thank you Stan. Since the loss environment and our reaction to it is the most significant driver of results this quarter, I want to address that first, then I will hit some of the other details from the quarter.
As Stan mentioned, we continue to act cautiously in the face of what we view as worsening loss trends in the broader healthcare liability line. While we would again emphasize that we are not seeing the trends in our paid data, the increasing number of larger verdicts, increases in the demands of plaintiff attorneys, and greater severity in underlying losses has a direct effect on our loss picks and our evaluation of reserves. Given the long tail of healthcare liability claims and the fact that increased severity ripples back through all open claims, we have acted responsibly to ensure the integrity of our balance sheet. As has historically been the case, the caution we take in

Page: 1

Conference Call to Discuss First Quarter 2019 Results
April 26, 2019, 9:00 AM ET

establishing our reserves allows us to focus on our future without undue concerns about past liabilities, something that will also be especially important as Mike Boguski and his team bring together all of our Specialty P&C operations under unified leadership.
As a result of our view of potential losses in healthcare professional liability, the Specialty P&C current accident year loss ratio moved two-and-a-half points higher to 93.1%. That increase was partially offset by a sixteen-point decrease in the Lloyd’s net loss ratio—so overall our consolidated current accident year net loss ratio was flat compared to last year’s first quarter. Reserve development, while still favorable at $10.3 million, was down from $22.8 million in the year ago quarter and the primary driver was in healthcare professional liability. I want to emphasize that our reserving philosophy has not changed. What continues to change is our assessment of the loss environment.
Our consolidated net loss ratio was 76.8% for the quarter, as compared to 69.3% in the respective period a year ago, and despite our expense ratio decreasing to 29.5%, our combined ratio for the quarter was 106.3%.
We are pleased with our top line growth in the first quarter, especially so given the challenging environment we’ve described. Top line growth at the expense of the bottom line is a pitfall we are committed to avoiding, and the continued success of our underwriting teams in their ability to adequately price for the assumed risk is evidence of a proven strategy. Consolidated gross premiums written increased by $36.8 million, or 15.1%, to $279.8 million in the quarter. These gains were led by our Specialty P&C segment, which reported $166.4 million in gross premiums written, an 18.4% jump over the same period in 2018, primarily due to $20.9 million in new business written – double the amount written in the first quarter a year ago – and, to a lesser extent, the timing of renewals. While our Segregated Portfolio Cell Reinsurance segment reported an increase of approximately 12.4% quarter over quarter, the Workers’ Compensation Insurance segment as a whole was down slightly to $89.4 million in the quarter from $91.7 million in 2018, or 2.5%. Mike Boguski will expand on the greater trends in workers’ compensation later in the call.
We point to our long history of successfully navigating the cycles of the industry as proof of a winning formula, by which we provide our insureds real long-term value in an increasingly challenging environment.
Dana will now take us through some of the highlights from our Corporate segment. Dana…
Dana S. Hendricks, Chief Financial Officer:
Thanks Ned. Our consolidated net investment result for the quarter was $22.0 million, down slightly from $23.7 million in the prior year quarter. The difference was primarily attributable to a decrease in equity in earnings from unconsolidated subsidiaries, specifically a decline in earnings from our LP and LLC investment portfolio, partially offset by an increase in net investment income due to increased earnings from our short-term investment holdings due to higher interest rates, and a higher yield on our fixed maturity portfolio. We believe the volatility surrounding our LPs and LLCs is well managed, and acceptable given the opportunity for returns over the long term.
Net realized investment gains totaled $36.6 million in the quarter, primarily due to mark-to-market adjustments on our equity trading portfolio in keeping with the markets’ recovery since year-end. The net realized investment gains were the driving factor in our consolidated net income for the quarter of $31.7 million, or $0.59 per diluted share. Non-GAAP operating income, which excludes the after-tax effect of those net realized investment gains, was approximately $4.2 million in the quarter, or $0.08 per diluted share. This was driven by an increase in current accident year net losses and the reduced net favorable reserve development relating to prior accident years as Ned discussed previously. Please refer to our news release for a reconciliation of net income to Non-GAAP operating income.
As Stan mentioned in his introduction, protecting our balance sheet is critical to the long-term health of the company. Therefore, our capital management strategy continues to focus on optimizing that strength. As of March 31st, we held approximately $192 million in unpledged cash and liquid investments outside of our operating

Page: 2

Conference Call to Discuss First Quarter 2019 Results
April 26, 2019, 9:00 AM ET

subsidiaries. While there were no share repurchases in the quarter, we have available to us approximately $110 million in our Board-authorized stock repurchase program. We remain consistent in our view of targeting a 36-month or shorter payback period when we contemplate buying above book value. Of course, any decision to buy back shares depends on Management’s view of all potential opportunities for that capital. That said, we evaluate our capital position with our Board regularly, stay abreast of requirements imposed by regulators and rating agencies, and remain prepared to grow should the changes we observe in the market yield opportunities. Frank…
O’Neil:
Thank You, Dana. Howard, will you take us through the Specialty P&C segment?
Howard H. Friedman, President, Healthcare Professional Liability
I will, Frank. By this time, the point regarding severity trends in healthcare professional liability has been well made. However, I would be remiss if I didn’t reiterate that our consideration of these trends colors any decisions made within the broader segment. We continue to uphold our underwriting standards, writing good business in lieu of easy business, emphasizing adequate pricing over retention, and walking away from potential accounts we think carry too much risk for the premium. While this disciplined approach has so far enabled us to avoid any unexpected increases of severity in our paid losses, the risk of increasing severity is all too real.
Our Specialty P&C segment operated in the red this quarter, booking a loss of just under $12 million. This resulted in a fourteen-point increase in our net loss ratio, quarter over quarter, to 86.8%. With the underwriting expense ratio at 23.9%, we ended the first quarter with a combined ratio of 110.7%.
Despite the challenging loss environment, we continue to grow our top line with responsible underwriting while getting the price we think is appropriate. Gross premiums written were $166.4 million in the first quarter, an increase of 18.4% quarter-over-quarter. Physicians and healthcare facilities were the primary contributors to the gains, adding $18.3 million and $7.1 million, respectively, over the same period in 2018. That equates to increases of 19% and 47.3%, again respectively. In fact, all lines of business but one improved in gross premiums written over the year ago quarter - medical technology liability premiums decreased by about $900 thousand, or 11.1%.
We wrote $14.4 million of new physician business in the quarter, compared to $5 million in the respective period a year ago, due to opportunities at more adequate rates and realistic pricing in the marketplace. New healthcare facilities business was $4.3 million in 2019, compared to $2.1 million in 2018. In all, we wrote $20.9 million in new business in Specialty P&C, compared to $10.2 million in last year’s first quarter.
These figures are especially encouraging when we look at the pricing and retention numbers. Pricing was up across every line of business for the quarter, with healthcare facilities leading at a 13% increase on renewed business. However, the increase in facilities premium was largely offset by the loss of one large policy due to price competition, which dropped retention for facilities in the quarter to 71% from 86% a year ago. This example underscores the volatility associated with large and complex groups of insureds, and our commitment to writing only the business for which we can get the appropriate rate. Meanwhile, pricing for standard lines physician business increased by 4%, and other lines averaged approximately 3% each. Physician premium retention was 91%.
As a whole, these pricing and retention numbers are a testament to ProAssurance’s ability to gain traction in the marketplace. It is our longstanding belief that increases in loss severity impose discipline and logic upon pricing in the broader market, and encourage a flight to quality. As the trends we perceive in our competitive arena put pressure on our competitors to abandon the “sell at any cost” mentality that has driven pricing in recent years, we will continue to write good business and stay the course. Frank…
O’Neil:
Thanks Howard. Now I’ll ask Mike Boguski to give us some details on the Workers’ Compensation Insurance and Segregated Portfolio Cell Reinsurance segments. Mike…

Page: 3

Conference Call to Discuss First Quarter 2019 Results
April 26, 2019, 9:00 AM ET

Michael L. Boguski, President, Eastern Alliance Insurance:
Thank you, Frank. The Workers’ Compensation Insurance segment started 2019 by delivering a $2.0 million operating result in the first quarter.
During the quarter, the segment booked $89.4 million of gross premiums written, which includes traditional business and alternative market business predominately ceded to the SPC reinsurance segment, a decrease of 2.5% quarter-over-quarter.
The primary driver of the gross premiums written decrease was related to the underwriting discipline in booking significantly less new business quarter-over-quarter – $7.5 million in Q1 of 2019 compared to $16.6 million in Q1 of 2018. Please note that $3.7 million of the new business written in Q1 of 2018 was directly related to the Great Falls renewal rights transaction. The top line was also impacted to a lesser degree by audit premium trends and renewal pricing reductions of approximately 2.0%. Premium retention remained relatively consistent quarter-over-quarter at 87.0% in 2019 compared to 86.0% in 2018. Overall, the workers’ compensation market remains highly competitive across our operating territories, which continues to pressure top line growth trends.
The calendar year net loss ratio increased from 65.2% to 66.3% quarter-over-quarter. This was driven by an increase in the current accident year net loss ratio to 68.2%, offset by net favorable development of $900,000. The increase in the accident year loss ratio reflects the impact of price competition and the resulting renewal rate decreases affecting earned premium. The favorable reserve development reflects continued success in our prior year claim closing trends.
The expense ratio was consistent with the first quarter of 2018, exclusive of the reduced audit premium trends. The combined ratio for the quarter was 97.2%.
We had a strong start to the year in our Segregated Portfolio Cell Reinsurance segment producing an operating result of $1.4 million.
SPC gross written premium increased 12.4% to $36.4 million in the quarter. The top line growth reflects the retention of all ten programs available for renewal during the quarter and strong account premium retention of 97.0% in these programs.
The SPC calendar year net loss ratio of 55.1% reflects $2.3 million of net favorable development, primarily in accident years 2015 – 2017. The accident year loss ratio decreased slightly to 66.7% quarter-over-quarter due to declines in severity.
The expense ratio represents the ceding commission paid to the Workers’ Compensation Insurance and Specialty P&C segments. The expense ratio reduction to 26.8% quarter-over-quarter was primarily due to the reduction in other underwriting and operating expenses, primarily related to changes in incurred policyholder dividends.
We continue to be pleased with the persistency of the SPC business and attractive underwriting margins in this model. Frank…
O’Neil:
Thanks Mike. Howard, will you please give us an update on Lloyd’s?
Friedman:
Sure, Frank. To be honest, there’s not much to add to the Lloyd’s narrative given everything that’s been said over the past few months, especially given the acceleration of the CAT losses related to Hurricane Michael into the fourth quarter of 2018. As we’ve said before, the capital commitment for 2019 has been established, so we’re looking into a number of ways to manage our exposure through this year, which could include a range of reinsurance solutions. Once we determine a course of action for the remainder of 2019, we will be able to further refine our future strategy with regard to the investment we’ve made at Lloyd’s. The original investment thesis for

Page: 4

Conference Call to Discuss First Quarter 2019 Results
April 26, 2019, 9:00 AM ET

partnering with Duncan Dale and Dale Underwriting Partners is still valid in our judgment, but the timing of the initial investment simply didn’t work in our favor.
We emphasize that we share the concerns of our shareholders regarding the Lloyd’s investment, and continue to review all strategic options.
Frank, back to you.
O’Neil:
Thank you Howard. Stan, do you have any closing comments before we open it up for questions?
Starnes:
I do. Thank you, Frank. Regarding the quarter’s results, I think our position is clear: we have been here before. We know the challenges, and we know the terrain ahead will not be smooth. Thankfully, we know the way through as well, and have assembled the right team to get us there. To our investors, I remind you of what you have often heard from us: we rigidly hold a long-term view, unimpaired by quarter-to-quarter variances. Our investors sleep better, and so do we, knowing that we will do what’s necessary to protect our balance sheet, enabling us to meet our commitments to our policyholders and shareholders. This quarter’s results are dictated by our judgment of the evolving environment and positioning ourselves to succeed in the new environment.
O’Neil:
Thank you Stan. That concludes our prepared remarks – we are ready for questions.
Operator:
Thank you, sir. We will now begin the question-and-answer session. [Operator Instructions] and your first questions will be from Amit Kumar of Buckingham Research. Please go ahead.
Amit Kumar, Buckingham Research
Thanks and good morning. Just a few questions. The first question is maybe for Howard or Ned. Going back to the discussion on paid losses and I think that's an important point you all made that you haven't seen that uptick in your paid losses, can you maybe just expand on that? Why would that be? And should we – eventually we should expect it or what exactly is going on, while we've been talking about this for some time and we haven't seen this trend yet?
Friedman:
Amit, it's really primarily due to the length of time that it takes to resolve medical professional liability claims. We started to talk about what we were seeing in terms of increases in the case reserves that were being established probably 18 months ago or so now, and we've continued to monitor that. But those case reserves are established relatively early in the life of a claim after it is reported by evaluation of the damages and the potential liability and that's done by the expert claims professionals that are on our staff. As the case progresses, they can certainly modify that. But in many jurisdictions, it can be several years after a case is reported before it proceeds to trial or even is ripe for settlement after the negotiations. So, that's the reason if you will and we continue to be concerned about the demands that we see, increasing demands from plaintiff attorneys, by the verdicts that are being handed down by juries and other states and in other cases. But we just have not seen that materialize in our paid claims.
Kumar:
Got it. And I guess related to that is if you look back and I think Stan mentioned the historical cycles. Are we sort of any closer to an inflection point or just with the fact that the first or second innings of this maybe just help us sort of talk about how should we think about the cycle and where we are?

Page: 5

Conference Call to Discuss First Quarter 2019 Results
April 26, 2019, 9:00 AM ET

Friedman:
I would say that given the price increases that we, and others, have been able to achieve in the market, but certainly looking at our data most specifically, and the high retention that we generally have been able to achieve, I would say that yes, there is a change in the market. Calling a specific inflection point is always difficult and only can be done with great hindsight. But it is certainly a different market, and in regard to both price and acceptance of price increases in the healthcare marketplace than it was 12 months ago, certainly 24 months ago.
Kumar:
The last question I have and re-queue after this. We've obviously talked a lot about the rate trends and the pricing you're getting. Can you tell us what else can you deploy to address this? Maybe it's terms and conditions? Maybe some other changes? Maybe just talk about what other sort of arrows you might have in your quiver to attack this issue? Thanks.
Rand:
As I think Howard said in his prepared comments, it's not just about rate, but it's about risk selection and a willingness to walk away from business that we feel is underpriced or where terms and conditions don't meet our standards. And that was seen in the lower retention that we had in our facilities business this quarter. And it's an important aspect of it. Underwriting is – an art and a science but a big part of that art is knowing the business you should not write and having the fortitude to walk away from that business.
Starnes:
I would just add to that in terms of terms and conditions, one thing that will help us going forward is that we have steadfastly avoided returning to the occurrence policy form. In our healthcare business, we maintain our insistence on a claims made form. Others over the last number of years have veered back into the world of the occurrence form. I expect at some point in the market we're in, whether it's this year or several years from now, you will see a wholesale abandonment again of the occurrence form. But fortunately we don't have to do that because we did not take the bait, and we have maintained our commitment to the claims made form. In terms of what inning we're in, that can only be answered in hindsight. Come back in three years, and we'll tell you what inning we were in three years ago. But you can't say today what inning we're in. And that's why we have to act so cautiously and so prudently.
Kumar:
That's a fair point. And thanks for those good answers. I will stop here, and I'll re-queue. I have a few other follow ups. Thanks.
Operator:
The next question will be from Mark Hughes of SunTrust. Please go ahead.
Mark Hughes, SunTrust RobinsonHumphrey:
Thank you. Good morning. In thinking about the favorable development in Specialty, in the health care liability business, the development obviously slowed. Any way they characterize whether that was sort of simply the run off of those good years from the last cycle, they've – you kind of hit the – or you're getting near the end of that nice trend? Or was it your judgment about severity and that severity may ripple back through the book, and so it's better to be more cautious?
Friedman:
I think it's much more in my view the latter, although the two are intertwined certainly. We don't pick development. We re-estimate our ultimate losses and development as a fallout from that, a subtraction if you will.

Page: 6

Conference Call to Discuss First Quarter 2019 Results
April 26, 2019, 9:00 AM ET

And the concern about severity has caused us to re-evaluate the expected ultimate values of all of the open claims. So you could say that it's a change in the environment and it may well be. And that's what we're trying to ultimately determine is what we're seeing in the case reserves and the external verdicts going to result in higher paid losses and we're taking a conservative view of that which means that our ultimate reserve – our ultimate estimates of losses--have not come down if you will as quickly as they have in the past resulting in lower favorable development. Is it an end of the good years? Again, that's to be determined once we see what paids turn out to be. And that's the trick in all of this if you will, to make that estimate and try to be responsive to what we're seeing and not at the same time overreact to it.
Hughes:
Any way to characterize kind of what you've seen in the last few months? You mentioned the demands from plaintiff attorneys, jury awards. Has news flow been a little bit worse these recent months?
Starnes:
Mark, it's Stan. I would say that the news flow has basically been in one direction over the last few months. And it's probably increasing. I mean just this week, the Supreme Court of Oklahoma declared their caps on non-economic damages unconstitutional. That will result – that single ruling will inevitably result in an increase in severity in Oklahoma. So that's just one example of how the news cycle informs the judgments we have to make as to where the world is going. Remember, and I probably overuse this example but it's so true, we drive down the road with the windshield blacked out. We have no idea what's in front of us. The only thing we can see is what's behind us, and we're preparing ourselves so that the rear view mirror is the lens through which we have to make these judgments. And the environment ,anecdotally and with respect to case reserves, with respect to plaintiffs' lawyers demands, all point to us to an environment of increasing severity, and we will not ignore that.
Hughes:
When you look at your competitors, I assume you've had an opportunity to look at some of their statutory data. Anything you observe about the way they're booking losses or perhaps their paid trends? Are you seeing higher paids among your most relevant competitors?
Rand:
Mark, most importantly, what we're saying is change behavior in the marketplace. And better or different underwriting discipline being imposed by those competitors and competitors seeking price increases. The statutory data in and of itself can be challenging to work with, and you hesitate to draw too many conclusions from it because it's just the limited nature of the data that you've got. But the behavior in the marketplace we're definitely seeing a difference. Howard, you might have some additional commentary on that.
Friedman:
Yeah. I would agree with that. Statutory data is okay and useful in a very general sense. But in terms of looking at, say, average paids or different companies have different retentions, reinsurance programs change over time, and even could have changed recently. So, it is difficult to draw clear conclusions from that. Things like the National Practitioners Data Bank look at closed claims and to some extent that is useful, but again lots of variation. I think we're generally seeing higher current accident year loss ratios being booked in the industry, and we're seeing less favorable development. But when you look at industry information that's probably about as decisive as you could be in terms of making a judgment on it.

Page: 7

Conference Call to Discuss First Quarter 2019 Results
April 26, 2019, 9:00 AM ET

Hughes:
And I'll ask one final question, if I might. When you think about your current accident year combined ratio, booking the losses at 93 and then with your expenses on top of that, that business does not look especially profitable. Do you want to be growing at this point in the cycle?
Friedman:
It's Howard. My view of this is that there is a point in the cycle and as mentioned earlier in response to Amit's question is that inflection point when pricing is moving up at levels that we have not seen for many years. And we are able to make some modifications particularly on the larger group and hospital and facilities policies in terms of deductibles and retentions to tighten terms and actually improve the exposure to premium balance even above and beyond rate increases. Yes, I'd say that there is. We're looking at business now that we have turned down in the past because of pricing, and we are successful in writing some of it at pricing that we think is very appropriate.
Operator:
And the next question will come from Paul Newsome of Sandler O'Neill. Please go ahead.
Paul Newsome, Sandler O'Neill:
Good, morning. I was hoping you could talk a little bit more about the market environment itself and perhaps how far ahead you may be of seeing change and reacting to it. And I'm just thinking about this because things have changed through a competitive perspective. You have a handful of much larger and generally speaking pretty sophisticated competitors, but you also have a bazillion little competitors. So, it's kind of hard for us on the outside to tell exactly if people are ahead or behind amongst your competitors, or if there's certain segments that are behind and certain segments that are up with you. And if you could just kind of talk about how you perceive that end market environment.
Friedman:
I guess go to your point about the larger, more sophisticated versus maybe the smaller, and I'm not saying less sophisticated, certainly smaller with more limited perspective because of being in a smaller geographical territory. I'd say, yes, we are seeing higher pricing and tighter terms in general from some of the larger national or certainly the large regional carriers. I think that is partly a result of a broader perspective. It also may be partly a result of the larger accounts that they are writing and which tend to sometimes be bigger targets with higher policy limits, and therefore, taking corrective action more quickly. Many of the smaller companies, particularly the very small ones, I think are very concerned about viability and high expense ratios. They have a lot of capital, and they are using that capital to continue to subsidize pricing by running higher combined ratios and/or paying dividends on renewals.
Operator:
And the next question will be from Christopher Campbell of KBW. Please go ahead.
Christopher Campbell, KBW:
Hi. Good morning, I guess my first question is just kind of stepping back a little bit. Is there any correlation between the higher ultimates this quarter and the upcoming management transition?
Rand:
Chris, it's Ned. No. There really is not. We're being very consistent in the approach to the market that we have always taken.

Page: 8

Conference Call to Discuss First Quarter 2019 Results
April 26, 2019, 9:00 AM ET

Campbell:
Okay. Got it. And then just on Lloyd's, I mean, core loss ratio was a lot better this quarter. I guess just what are your plans in terms of operating it this year and then what kind of rate increases are you seeing overall on that book?
Rand:
So, Chris, I would remind you that the results of report for Lloyd's are on a one-quarter lag. So what you're seeing is the fourth quarter from Lloyd's ex the cats that we accelerated into our fourth quarter. So, Howard I think outlined well in his comments what we're looking at going forward with Lloyd's, looking at potential reinsurance solutions for the 2019 year and then potentially other solutions beyond that. Pricing, we'll be having a meeting – board meeting--with the syndicate in a few weeks, and I think we'll get a much better indication of pricing. Certainly, what we are hearing broadly in the marketplace is that on risk-affected accounts, they're saying substantial price increases and somewhat of a hardening market.
Campbell:
Okay. Got it. And just no buy backs this quarter, but I'd calculate probably your price now is probably somewhere close to the three-year cut off. I guess just – I know you're trying to conserve a lot of capital in term in case you get higher severities. But would any of that be available for repurchases? And I guess just how should we think about that?
Rand:
Good question, Chris. And we continue to evaluate our capital needs kind of on a continuous basis, and a big part of that is looking at what opportunities we think that are going to be out there in the market. We certainly would prefer to put our capital to work if we can find areas to put it to work profitably. And that's our focus first and foremost to the extent that we don't think the opportunities are there in the near or mid-term. And then we will look at what we think is the best way to return capital to our shareholders and certainly share buybacks continues to be part of that mix.
Campbell:
Okay. Got it. And then, is there a multiple we could think of? Like, if you guys are at like one-two of book now, I mean, is that in the wheelhouse of like that could be something we could start thinking about making it to the model?
Rand:
Sorry, it is probably not going to be the guidance that you might be looking for. But we don't really look at it on a multiple basis. We look at it on how long does it take under kind of current ROEs to recapture the dilution in book value that's caused by buying above book value, and we target that three-year period. We do that just to take emotion out of the equation and to kind of have a systematic way. But, again, I want to emphasize that it will also be dependent upon market opportunities.
Campbell:
Okay. Got it. And are you starting to see – I mean, is the M&A environment, is that becoming more, I guess, as a buyer, is that becoming more like advantageous as you're seeing – you say you're not getting the claims in your book, but it's obviously when you show like the graphs of the higher $10 million and $25 million verdicts, it's hitting other people's books. So, I mean, are you seeing a better, more favorable like M&A environment as a buyer emerging?

Page: 9

Conference Call to Discuss First Quarter 2019 Results
April 26, 2019, 9:00 AM ET

Rand:
It's probably a little too early to make that call.
Campbell:
Okay. Got it. All right. Well, thanks for all the answers and have a good weekend.
Operator:
The next question will be from Marcos Holanda of Raymond James. Please go ahead.
Marcos Holanda, Raymond James:
Hi. Good morning. Thanks for taking my questions. Just back to Mark's question really quick on reserves on Specialty P&C. Should we start to consider that reserves might develop unfavorably even though severity might not be rippling through your paid losses?
Rand:
Can you repeat the question? I want to make sure we understood it, if you don't mind repeating the question.
Holanda:
Yeah, Ned. I mean, I'm just curious if we should start considering that reserves can start to develop unfavorably in spite of severity not rippling through your paid data?
Rand:
No. I appreciate it. Now, I understand it better. Thank you. It is also fact-specific and depends on what happens with loss trends going forward. Stan and his comments in the press release said that we think this quarter is indicative of what we might expect for the remainder of the year, but so much of that is depending on kind of where loss trends go. So, it's kind of hard to call. I think we are being appropriately cautious given the environment that we believe we are in and we'll continue to monitor that. But I had – I don't know that I can say one way or the other. But certainly, everything we do is to focus on maintaining the strength of our balance sheet.
Starnes:
And then obviously--this is Stan again--if we thought, we were going to see unfavorable development, we'd take that into account today, we wouldn't wait for it. So we're doing what we think is called for, which is just reducing the amount of favorable development. We're not having to add to reserves.
Holanda:
Thanks for that. And then, my second question is on worker's comp and what we're seeing in some companies reporting is, some of them are still reporting improvements in their loss data. And so, I guess, if you guys could just spend a minute and give us an update on what you guys are seeing in your book?
Boguski:
Yeah, absolutely. Good morning. From our perspective, the frequency – claim frequency in the book of business is really flattened out. We're not seeing the material reductions that we saw over, I would say, the last 15 years. On the severity side relative to 2018, the first quarter was quieter for both the Worker's Comp Insurance segment and for the SPC Reinsurance segment whereas primarily worker's comp.
Holanda:
Okay. Thanks so much. Thank you for your answers.

Page: 10

Conference Call to Discuss First Quarter 2019 Results
April 26, 2019, 9:00 AM ET

Boguski:
You're welcome.
Operator:
Your next question will be from Matt Carletti of JMP. Please go ahead.
Matthew Carletti, JMP Securities:
Hey, thanks, good morning. I just wanted to follow up on, I think it's Paul's questioning kind of about decoding, the competitive environment in med mal. And see if I'm thinking this right or how you think about it. But I think you guys have described it, and I think it's the case that ProAssurance has a premium products I think is the case that ProAssurance has a premium product, typically you get to charge a premium price for that product. But when competition comes in that gap can get too large and you have less success kind of getting your price. And so my question is kind of as you look at the competitive environment, is it – of course you want rate but is it a little bit less about you getting rates and more about that gap between where you are and the competitive set is about that gap closing them getting more rate than you and you being I guess more able to convert on getting your price even if it isn't up a lot. And that so maybe looking at retentions and looking at the stronger business production is equally as important, or more important, than necessarily the price change.
Friedman:
I'd characterize it--and I understand your question--and I'd characterize it in this way. We need more rate obviously. Assuming that our assumptions about severity are accurate and given the combined ratios that we're booking right now, the solution to that is rate. If it turns out that it doesn't flow through paid well great and everybody will be happy. But assuming that's correct and assuming we're correct we need more rate. I will say that given where we have been on price, and given what we've seen in the market, if we need more rate there are a lot of companies out there that need a lot more rate than we do. And as a result, I think that we will have a competitive advantage in that regard, in that our pricing increases will be, percentage wise and dollar wise, less than many of the competitors that we've encountered over the past several years.
Carletti:
And I guess to follow on to that is are you – it's tough to tell because you can't necessarily receive their renewal pricing but if sense that some of that see their renewal pricing, but is your sense that some of that happening today that – if you're getting 4% in position that there's – do you see things in the market that suggest that some of your peers are having to push rate a lot more than that to play catch up?
Friedman:
Yes. In fact, we – I think the fact that we are able to get positive rate at this point in time indicates that there are others out there that are looking for more and we see that. And certainly that there aren't many better options. We can, as you mentioned earlier, we believe that we can sustain a difference in price based on what we offer. Reputation, quality and actual experience with those that have been through our claims process. But there is a limit on that. And the fact that we're able to move rate up now and maintain retention at historically high levels, I think indicates that others are moving rate and certainly not continuing to drop it.
Carletti:
Great. Thank you very much for answers and best of luck.
Operator:
And the next question will be follow up from Amit Kumar of Buckingham Research. Please go ahead.

Page: 11

Conference Call to Discuss First Quarter 2019 Results
April 26, 2019, 9:00 AM ET

Kumar:
Thanks. Just very quickly on the Lloyd's business, since it's on a lag, I know that there were some losses in U.S. and from Q1 cats, and I was wondering firstly how should we think about that and just wanted to clarify that you don't have any exposure to Japanese windstorm business?
Rand:
Amit, on Japanese windstorm, I don't believe we have any material exposure to that. We don't have, right now, a good indication of where Q1 is going to look like. As I mentioned, we got a board meeting coming up in a week or so. And at that point, we should have a better sense of what their Q1 will look like.
Kumar:
Got it. And the only other question I had was of the discussion on capital. I forget, but someone was asking about how you think about capital. I know that you've given a nice special dividend over multiple years. And would it be sort of prudent to pull back on special and look at some of these emerging opportunities? Are you thinking about it differently or is it too early to think about that?
Starnes:
Amit, it's Stan. It's too early to think about that. We look at capital, as you know, at every board meeting. Senior management examines capital on an even more frequent rate. And we have, I think, proven very good stewards of capital over the last 12 years. We've given back something approaching $2 billion of capital or maybe just over $2 billion of capital--it's just over $2 billion of capital--during that period of time in the form of share buybacks, dividends, and special dividends. Our first preference, as Ned said earlier, is to use the capital that we have and put it to work in the business when we can do so profitably. When we cannot do that, then we will return it to the shareholders and keep what we need in order to be a vibrant, strong, robust, organization able to return its obligations and meet the obligations to its shareholders and policyholders. And that's been the metric by which we have looked at every capital decision for 12 years and in fact prior to that. And that's the metric by which we will continue to look at things in the future. And we'll make those decisions as necessary as we go forward. I think the past is prologue in terms of at least one thing and that is we will act prudently and we will act in the best interest of the shareholders.
Having said that, Amit, let me just veer away from this discussion for a moment and we'll be happy to take as many questions as anybody has. But I do want to mention that this is both Howard and Frank's last earnings call in their respective positions. While both will continue to be involved with the organization on different bases going forward, they will not be present on the earnings calls as we go forward. It would take the rest of the day and perhaps through the weekend to adequately describe the contributions Howard and Frank had made to this organization during the many, many years they have been part of the organization. Both at a professional level and a personal level, we are very grateful to each of them for all that they have done. And I know that they have formed lifetime friendships with some of you and that you will miss them although I assure you, you will not miss them as much as we will. We are very grateful to them. We acknowledge the unbelievable contributions they have made to this organization going forward. And when you stop and think about the fact that what started with $5 million of borrowed money in Alabama in 1977 is now the organization that sits before you, it's pretty remarkable, and Frank and Howard are due a lot of the credit for that. So, I publicly thank them for it.
Kumar:
And I would echo that, Howard and Frank. Thanks for all your help in putting up with our endless questions over the years. So, thanks so much.
O’Neil:
Thank you.

Page: 12

Conference Call to Discuss First Quarter 2019 Results
April 26, 2019, 9:00 AM ET

Operator:
And we have an additional follow up question from Mark Hughes of SunTrust. Please go ahead.
Hughes:
Yes. Thank you. Hard to follow up on that but I'll ask this question. The equity in earnings of the unconsolidated subs, refresh us on what fundamental drivers there are for that, obviously a weaker number this quarter. What drove that and how to think about it going forward?
Rand:
Mark. I guess, first, we list out very specifically all of our investments on our website. You can you can find a link there that will take you to what each investment is. Any equity in unconsolidated subs, it's a number of our private equity investments. Some of those do report on a lag, so there's a bit of lag from Q4 that's then impacting that. But those investments, by and large, by their nature, are more volatile than the other investments that we carry. And so, as you have seen historically, there are ups and downs within that line on our income statement. Importantly, the other piece of those investments is our tax credits. And the tax credits, the benefit of the tax credits flows through on the tax line as a credit for taxes and, in fact, that is the reason that you see a negative tax rate through the quarter on an operating earnings basis for us. From an – on that particular line in the financial statements, what you see is the amortization of that asset. And so, it's a negative or a loss through that line. And so, we've always got those losses running through as those investments amortize off. Within our investor presentations, you can find a couple of good schedules that show you how those are expected to run off over the next several years. But that's the other piece of that and a big part of the reason that you see a loss in that line in the quarter.
Hughes:
Thank you and congratulations, Frank and Howard.
O’Neil:
Thank you, Mark.
Friedman:
Thank you.
Operator:
And, ladies and gentlemen, this will conclude our question-and-answer session. I would like to hand the conference back to Mr. O'Neil for any closing comments.
O'Neil:
Thanks, everyone, for joining us. The next voice you'll hear will be that of Ken McEwen when we join you in August.

Page: 13